BANKWELL FINANCIAL GROUP REPORTS RECORD FIRST QUARTER NET INCOME OF $1.9 MILLION
New Canaan, CT – April 30, 2015 – Bankwell Financial Group, Inc. (NASDAQ: BWFG) reported GAAP net income of $1.9 million for the first quarter of 2015.
Notes Bankwell Financial Group President and CEO Christopher R. Gruseke,
"These first quarter results put us on track to deliver another strong year, as we continue to execute key elements of our Strategic Plan. At the end of the first quarter, gross loans totaled $978.6 million, up 5.2% over year-end 2014, while we maintained excellent credit quality.  We continued to focus on expense control, resulting in an improved efficiency ratio of 66.5% and, in spite of an increasingly challenging interest rate environment, our net interest margin was an outstanding 3.89%.
Additionally, March 31, 2015 marked the first full quarter of realizing the cost savings from our merger with Quinnipiac Bank and Trust Company. With greater lending resources and an experienced team, we continue to expand our presence in that market.  In March, we also opened our first branch in Norwalk, CT, a market we know well, and one that we believe holds high potential."
 Earnings
Revenues (net interest income plus non-interest income) for the quarter ended March 31, 2015 were $10.5 million, an increase of 32.6% compared to the quarter ended March 31, 2014. Net interest income for the quarter ended March 31, 2015 was $9.9 million, an increase of 38.5% compared to the quarter ended March 31, 2014. Our strong net interest income was fueled by record earning asset growth and a net interest margin of 3.89% for the quarter end. The increased loan loss provision of $0.7 million for the quarter ended March 31, 2015 is a direct result of significant growth in our loan portfolio.
The Company continues to focus on expense control as indicated by our improving efficiency ratio. The Company's efficiency ratio for the quarters ended March 31, 2015 and March 31, 2014 were 66.5% and 74.4%, respectively.
Financial Condition
Assets totaled $1.1 billion at March 31, 2015, a 36.0% increase compared to assets of $812.1 million at March 31, 2014. This increase reflects strong loan growth, IPO proceeds and the Quinnipiac Bank and Trust Company acquisition in 2014. Total gross loans were $978.6 million, a 48.9% increase compared to March 31, 2014. Deposits increased to $834.7 million, a 22.9% increase over March 31, 2014, with core deposits (total deposits less time deposits) showing a 13.8% increase over March 31, 2014 to $532.8 million.
Asset Quality
Asset quality remained exceptionally strong at March 31, 2015.  Non-performing assets as a percentage of total assets was 0.30% at March 31, 2015, down from 0.36% at March 31, 2014.  The allowance for loan losses as of March 31, 2015 was $11.6 million, representing 1.32% of total loans, excluding acquired loans.

Capital
Shareholders' equity continued to remain strong at $131.4 million as of March 31, 2015, an increase of $2.2 million compared to December 31, 2014, primarily a result of Q1'15 net income of $1.9 million. As of March 31, 2015, the tangible common equity ratio and tangible book value per share were 10.63% and $16.62, respectively.
About Bankwell Financial Group
Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, CT.  For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Ernest J. Verrico Sr., Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.
For more information, visit www.mybankwell.com.
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEET (unaudited)
(Dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2015	2014	2014
Assets
Cash and due from banks	$19,428	$48,559	$82,246
Held to maturity investment securities, at amortized cost	11,398	11,454	13,780
Available for sale investment securities, at fair value	50,736	65,009	35,557
Loans held for sale	-	586	-
Loans receivable (net of allowance for loan losses of $11,596, $10,860,
$8,603 at March 31, 2015, December 31, 2014 and March 31, 2014
respectively)	964,034	915,981	646,583
Foreclosed real estate	830	950	829
Accrued interest receivable	3,342	3,323	2,344
Federal Home Loan Bank stock, at cost	6,794	6,109	4,834
Premises and equipment, net	12,120	11,910	8,060
Bank-owned life insurance	23,211	23,028	10,116
Goodwill	2,589	2,589	-
Other intangible assets	797	848	454
Deferred income taxes, net	7,436	7,156	5,514
Other assets	1,748	2,029	1,738
Total assets	$1,104,463	$1,099,531	$812,055

Liabilities & Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$142,920	$166,030	$119,700
Interest-bearing	691,783	669,409	559,523
Total deposits	834,703	835,439	679,223

Advances from the Federal Home Loan Bank	133,000	129,000	59,000
Accrued expenses and other liabilities	5,352	5,882	2,726
Total liabilities	973,055	970,321	740,949

Shareholders' equity
Preferred stock, senior noncumulative perpetual, Series C, no par;
10,980 shares issued and outstanding at March 31, 2015,
December 31, 2014 and March 31, 2014 respectively;
liquidation value of $1,000 per share.	10,980	10,980	10,980
Common stock, no par value; 10,000,000 shares authorized,
7,243,252, 7,185,482 and 3,891,690 shares issued at
March 31, 2015, December 31, 2014 and March 31, 2014
respectively.	107,765	107,265	52,446
Retained earnings	12,280	10,434	7,072
Accumulated other comprehensive income	383	531	608
Total shareholders' equity	131,408	129,210	71,106

Total liabilities and shareholders' equity	$1,104,463	$1,099,531	$812,055

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Interest and dividend income
Interest and fees on loans	$10,757	$7,428
Interest and dividends on securities	504	411
Interest on cash and cash equivalents	12	22
Total interest income	11,273	7,861

Interest expense
Interest expense on deposits	1,038	622
Interest on borrowings	341	93
Total interest expense	1,379	715

Net interest income	9,894	7,146

Provision for loan losses	733	211

Net interest income after provision for loan losses	9,161	6,935

Noninterest income
Service charges and fees	208	124
Bank owned life insurance	183	85
Gains and fees from sales of loans	89	428
Gain on sale of foreclosed real estate, net	18	-
Other	101	132
Total noninterest income	599	769

Noninterest expense
Salaries and employee benefits	3,962	3,342
Occupancy and equipment	1,349	1,065
Data processing	336	335
Professional services	325	369
FDIC insurance	158	118
Director fees	148	139
Marketing	148	110
Amortization of intangibles	51	27
Foreclosed real estate	5	14
Merger and acquisition related expenses	-	141
Other	490	381
Total noninterest expense	6,972	6,041

Income before income tax expense	2,788	1,663

Income tax expense	915	540

Net income	$1,873	$1,123

Net income attributable to common shareholders	$1,846	$1,096

Earnings Per Common Share:
Basic	$0.26	$0.28
Diluted	0.26	0.28

Weighted Average Common Shares Outstanding:
Basic	7,028,499	3,762,080
Diluted	7,056,141	3,795,946

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Performance ratios:
Return on average assets	0.70%	0.59%
Return on average stockholders' equity	5.81%	6.48%
Net interest margin	3.89%	3.97%
Efficiency ratio (1)	66.5%	74.4%

Net loan charge-offs as a % of average loans	0.00%	0.00%

	As of
	March 31, 2015	December 31, 2014		March 31, 2014
Capital ratios:
Total Common Equity Tier 1 Capital to Risk-Weighted Assets (2)	12.08%	N/	A	N/	A
Total Capital to Risk-Weighted Assets (2)	13.26%	13.55%		10.74%
Tier I Capital to Risk-Weighted Assets (2)	12.08%	12.47%		9.49%
Tier I Capital to Average Assets (2)	10.99%	11.12%		7.90%
Tangible common equity to tangible assets	10.63%	10.47%		7.35%

Tangible book value per common share (3)	$16.62	$16.35		$15.81

Asset quality:
Nonaccrual loans	$2,451	$3,362		$2,101
Other real estate owned	830	950		829
Total non-performing assets	$3,281	$4,312		$2,930

Loans past due 90 days and still accruing	$1,671	$1,872		$2,914

Nonperforming loans as a % of total loans	0.25%	0.36%		0.32%

Nonperforming assets as a % of total assets	0.30%	0.39%		0.36%

Allowance for loan losses as a % of total loans	1.18%	1.17%		1.31%

Allowance for loan losses as a % of nonperforming loans	473.11%	323.02%		409.47%

(1) Efficiency ratio is defined as non-interest expenses, less merger and acquisition related expenses and other real estate owned expenses, divided by our operating revenue, which is equal to net interest income plus non-interest income excluding gains and losses on sales of securities and gains and losses on other real estate owned. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

(2) Represents Bank ratios.
(3) Excludes preferred stock and unvested restricted stock awards of 200,962, 165,862 and 118,532 as of March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

BANKWELL FINANCIAL GROUP, INC.
NET INTEREST MARGIN ANALYSIS ON FULLY TAX EQUIVALENT BASIS
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2015			March 31, 2014
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Cash and Fed funds sold	$18,868	$12	0.25%	$32,699	$22	0.27%
Securities (1)	66,508	592	3.56%	47,782	501	4.20%
Loans:
Commercial real estate	524,215	6,270	4.78%	324,137	3,965	4.89%
Residential real estate	173,304	1,579	3.65%	156,069	1,395	3.58%
Construction (2)	67,885	794	4.68%	49,318	531	4.30%
Commercial business	146,056	1,856	5.08%	98,061	1,170	4.77%
Home equity	18,067	170	3.82%	14,207	127	3.62%
Consumer	2,806	34	4.85%	545	13	9.32%
Acquired loan portfolio non accrual loans (net of mark)	3,106	54	7.06%	3,375	228	27.39%
Total loans	935,439	10,757	4.60%	645,712	7,429	4.60%
Federal Home Loan Bank stock	6,440	26	1.59%	4,834	18	1.50%
Total earning assets	1,027,255	$11,387	4.43%	731,027	$7,970	4.36%
Other assets	52,634			38,273
Total assets	$1,079,889			$769,300

Liabilities and shareholders' equity:
Interest-bearing liabilities:
NOW	$52,568	15	0.11%	$52,596	13	0.10%
Money market	229,984	281	0.50%	170,901	180	0.43%
Savings	79,958	86	0.44%	107,971	82	0.31%
Time	306,072	656	0.87%	183,664	347	0.77%
Total interest-bearing deposits	668,582	1,038	0.63%	515,132	622	0.40%
Borrowed Money	120,217	341	1.15%	49,733	93	0.76%
Total interest bearing liabilities	788,799	$1,379	0.71%	564,865	$715	0.42%
Noninterest-bearing deposits	153,674			123,232
Other liabilities	6,604			10,887
Total liabilities	949,077			698,984
Shareholders' equity	130,812			70,316
Total liabilities and shareholders' equity	$1,079,889			$769,300
Net interest income (3)		$10,008			$7,255
Interest rate spread			3.72%			3.94%
Net interest margin (4)			3.89%			3.97%

(1) Average balances and yields for securities are based on amortized cost.
(2) Includes commercial and residential real estate construction.
(3) The adjustment for securities and loans taxable equivalency amounted to $114 thousand and $109 thousand, respectively for the three months ended March 31, 2015, and 2014.
(4) Net interest income as a percentage of earning assets.